    As filed with the Securities and Exchange Commission on February 24, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                      UNIVERSAL COMPRESSION HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                                74-1282680
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                              150 EAST 58TH STREET
                            NEW YORK, NEW YORK 10155
                    (Address of principal executive offices)

     UNIVERSAL COMPRESSION HOLDINGS, INC. NON-QUALIFIED STOCK PURCHASE PLAN
                            (Full title of the plan)

                                  ERNIE DANNER
                           CHIEF FINANCIAL OFFICER AND
                            EXECUTIVE VICE PRESIDENT
                              4430 BRITTMOORE ROAD
                              HOUSTON, TEXAS 77041
                     (Name and address of agent for service)

                                 (713) 466-4103
          (Telephone number, including area code, of agent for service)

                                   COPIES TO:

                                VALERIE L. BANNER
                            SENIOR VICE PRESIDENT AND
                                 GENERAL COUNSEL
                              4430 BRITTMOORE ROAD
                              HOUSTON, TEXAS 77041


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                  Proposed           Proposed
              Title of                         Amount              Maximum            Maximum          Amount of
            Securities to                       to be          Offering Price        Aggregate       Registration
            be Registered                    Registered           Per Share       Offering Price          Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01 per share............     10,000 shares             $50.00            $500,000           $139.00
--------------------------------------------------------------------------------------------------------------------
Series A Preferred Stock,
par value $.01 per share............     40,000 shares             $50.00           $2,000,000          $556.00
====================================================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

                  The following documents have been previously filed by Universal Compression Holdings, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission and are hereby incorporated by reference into this Registration Statement as of the dates indicated:

                  Prospectus dated September 18, 1998 filed pursuant to Rule 424(b)(3) with respect to the offer of the Company's Exchange Notes registered pursuant to a Registration Statement on Form S-4 (Registration No. 333-48283).

                  Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

                  Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

                  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

The Common Stock and Series A Preferred Stock registered under this Registration Statement on Form S-4 are being offered to employees and directors of the Registrant and its subsidiary, Universal Compression, Inc., pursuant to an offering under the Registrant's Non-Qualified Stock Purchase Plan by which purchases may be made pursuant to the requirements of such offering, including the requirement that four shares of Series A Preferred Stock be purchased for each one share of Common Stock.

COMMON STOCK

                  Voting and Other Rights. The holders of the Common Stock (other than the Non-Voting Common Stock, none of which is being registered hereunder), are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, and shall vote together as one class with the holders of the Series A Preferred Stock. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights and is not convertible, redeemable or assessable.

                  The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors from funds legally available therefor. So long as any share of Series A Preferred Stock shall be issued and outstanding, the Company shall not declare, pay or set aside for payment, any dividends on, or make any other distributions with respect to, any shares of Common Stock. In addition, certain agreements of the Company related to its outstanding indebtedness limit the payment of dividends. The Company does not expect to pay dividends on the Common Stock in the foreseeable future.

                  Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to shareholders after payment of preferential amounts to holders of preferred stock. All outstanding shares of Common Stock are, and the shares of Common Stock, if any, purchased under the Purchase Plan when issued will be, duly authorized, validly issued, fully paid and nonassessable.

SERIES A PREFERRED STOCK

                  Dividends. No dividends are payable or shall accrue or be payable on the Series A Preferred Stock other than as described below. Certain agreements of the Company related to its outstanding indebtedness generally limit the payment of dividends.

                  Redemption and Liquidation. The Series A Preferred Stock is redeemable at any time as a whole or in part at the option of the Company for cash in the amount of $50 per share (the "Stated Value"). If within ninety (90) days of a liquidation, dissolution or winding up of the Company or a merger or consolidation of the Company or a sale of substantially all of the assets of the Company, in each case as would constitute a "Change of Control" under the Indenture governing the Company's 11 3/8% Senior Discount Notes due 2009, the Company has not redeemed the Series A Preferred Stock, each share of Series A Preferred Stock shall bear dividends at the rate of 12.0% per annum of the Stated Value thereof effective from the date of such Change in Control. Such dividends on the Series A Preferred Stock shall accrue from day-to day whether or not earned or declared and shall be cumulative from the date on which such shares have been redeemed as provided therein, and shall be due and payable quarterly, in arrears.

                  Restriction on Payment of Other Dividends. So long as any share of Series A Preferred Stock shall be issued and outstanding, the Company shall not declare, pay or set aside for payment, any dividends on, or make any other distributions with respect to, any shares of Common Stock or other shares of capital stock of the Company ranking junior to the Series A Preferred Stock as to dividend rights or rights upon liquidation, dissolution or winding up.

                  Voting. In addition to any voting rights required by law, each share of the Series A Preferred Stock entitles each holder to one vote on all matters presented to the holders of the

Common Stock generally, with the votes of the holders of the Common Stock and the Series A Preferred Stock to be treated together as a single class. Notwithstanding the foregoing, unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, separately as a single class, are necessary to (i) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company, and
(ii) effect the consolidation or merger of the Company or sale of all or substantially all of its assets, in each case so as to affect adversely any of the preferences, rights, powers or privileges of the Series A Preferred Stock or the holders thereof.

OTHER VOTING MATTERS

                  Principal Stockholder Control. Certain principal stockholders currently own and control in excess of 95% of the Company's outstanding voting stock. Accordingly, they have the ability to elect the entire Board of Directors of the Company, and in general, to determine the outcome of any other matter submitted to stockholders for their approval, including the power to determine the outcome of all corporate transactions, such as mergers, consolidations, and the sale of all or substantially all of the assets of the Company.

                  Voting Trust. The voting rights for the Common Stock and Series A Preferred Stock described herein are currently being contractually exercised with respect to a majority of the outstanding shares by a voting trustee pursuant to the terms of a voting trust agreement. All shares issued under the Company's Non-Qualified Stock Purchase Plan will be contractually subject to the voting trust upon their issuance.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

                  The validity of the shares of Common Stock covered by this Registration Statement has been passed upon for the Company by Valerie L. Banner, Senior Vice President and General Counsel of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  The Certificate of Incorporation, as amended, provides for indemnification of directors to the fullest extent permitted by the relevant provisions of the General Corporation Law of the State of Delaware (the "GCL"). The By-Laws of the Company provide similar indemnification for officers and employees. The GCL permits a corporation to limit or eliminate a director's or officer's personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director or officer which were (i) in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director or officer for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

                  See Item 9 for a statement of the Company's undertaking as to the Securities and Exchange Commission's position respecting indemnification arising under the Securities Act of 1933 (the "Securities Act").

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

                  Inapplicable.

ITEM 8.  EXHIBITS

 4.1     --    Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-4 (File No. 333-48283))

 4.3     --    Bylaws of the Registrant (incorporated by reference to
               Exhibit 3.2 of Registrant's Registration Statement on Form S-4
               (File No. 333-482883))

 5.1     --    Opinion of Valerie L. Banner, Esq. regarding the validity of the securities being registered

23.1     --    Consent of Valerie L. Banner, Esq. (included as part of
               Exhibit 5.1)

23.2     --    Consent of Deloitte & Touche LLP

23.3     --    Consent of KPMG LLP

25.2     --    Power of Attorney (set forth on the signature page contained in
               Part II of this Registration Statement)

99.1     --    Universal Compression Holdings, Inc. Non-Qualified Stock
               Purchase Plan

ITEM 9.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                (i)   to include any prospectus required by
                                      Section 10(a)(3) of the Securities Act;

                                (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                                (iii) to include any material information with
                                      respect to the plan of distribution not
                                      previously disclosed in the Registration
                                      Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
                  Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 24th day of February, 1999.

                                       UNIVERSAL COMPRESSION HOLDINGS, INC.

                                       By:  /s/ ERNIE L. DANNER
                                          -------------------------------------
                                                Ernie L. Danner
                                                Chief Financial Officer
                                                and Executive Vice President

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Stephen A. Snider and Ernie Danner, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 24, 1999.


            Signature                                            Title
            ---------                                            -----
      s/ STEPHEN A. SNIDER                   President, Chief Executive Officer and
--------------------------------             Director
         Stephen A. Snider

     /s/ ERNIE L. DANNER                     Chief Financial Officer, Executive Vice
--------------------------------             President and Director (Principal Financial and
         Ernie L. Danner                     Accounting Officer)


      /s/ JOHN K. CASTLE                     Director
--------------------------------
          John K. Castle

     /s/ JEFFREY M. SIEGAL                   Director
--------------------------------
         Jeffrey M. Siegal

   /s/ WILLIAM J. LOVEJOY                    Director
--------------------------------
       William J. Lovejoy

     /s/ SAMUEL URCIS                        Director
--------------------------------
         Samuel Urcis

     /s/ C. KENT MAY                         Director
--------------------------------
         C. Kent May

    /s/ THOMAS C. CASE                       Director
--------------------------------
        Thomas C. Case

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                        DESCRIPTION                                            PAGE
-------                       -----------                                            ----
 4.1     --    Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement
               on Form S-4 (File No. 333-48283))

 4.3     --    Bylaws of the Registrant (incorporated by reference to
               Exhibit 3.2 of Registrant's Registration Statement on Form S-4
               (File No. 333-482883))

 5.1     --    Opinion of Valerie L. Banner, Esq. regarding the validity of the securities being registered

23.1     --    Consent of Valerie L. Banner, Esq. (included as part of
               Exhibit 5.1)

23.2     --    Consent of Deloitte & Touche LLP

23.3     --    Consent of KPMG LLP

25.2     --    Power of Attorney (set forth on the signature page contained in
               Part II of this Registration Statement)

99.1     --    Universal Compression Holdings, Inc. Non-Qualified Stock
               Purchase Plan